Exhibit 23.4

CONSENT OF QUALIFIED THIRD-PARTY FIRM

MINING PLUS US CORPORATION

June 11, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Peter Lock, on behalf of Mining Plus US Corporation, consent to:

●	the incorporation by reference to the technical report titled “SEC SK §229.1304 Technical Report on the San José Silver-Gold Mine Santa Cruz, Argentina” (the “Technical Report Summary”), with an effective date of December 25, 2020 and an issue date of April 20, 2021 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as exhibits to and referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-4”);

●	the use of and reference to our company name in the Form S-4, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, any estimates of the Technical Report Summary in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is included or incorporated by reference in the Form S-4.

We are responsible for authoring, and this consent pertains to, the Technical Report Summary. We certify that we have read the Form S-4 and that it fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

MINING PLUS US CORPORATION

By:	/s/ Peter Lock
Name:	Peter Lock
Title:	Director